UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2014

ECO-STIM ENERGY SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	31104	20-8203420
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

2930 W. Sam Houston Pkwy N., Suite 275, Houston, TX	77043
(Address of principal executive offices)	(Zip Code)

281-531-7200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

On October 16, 2014, we instructed our EDGAR filer to file a Current Report on Form 8-K, a copy of which was also attached to our Prospectus Supplement No. 1 filed with the Securities and Exchange Commission (the “SEC”) on October 16, 2014 (“Prospectus Supplement No. 1”). Due to an error by our EDGAR filer, the Current Report on Form 8-K was not filed with the SEC. As a result, we are now filing the Current Report on Form 8-K, which report contains the same disclosure (with the exception of an immaterial clerical error) as the Current Report on Form 8-K that was attached to Prospectus Supplement No. 1.

Item 1.01 Entry into a Material Definitive Agreement.

QM Purchase Order

On October 10, 2014, a subsidiary of Eco-Stim Energy Solutions, Inc. (the “Company”) entered into a purchase order (the “Purchase Order”) with QM Equipment SA for the purchase of well stimulation equipment for a total purchase price of approximately $8,793,245.

The foregoing description is a summary of the Purchase Order, does not purport to be complete and is qualified in their entirety by reference to the Purchase Order, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

GBCI Purchase Agreement

On October 10, 2014, the Company entered into an equipment purchase agreement (the “Purchase Agreement”) with Gordon Brothers Commercial & Industrial, LLC for the purchase of certain turbine powered pressure pumping equipment for a total purchase price of approximately $6,500,000, a portion of which is being financed. The total amount financed, including any accrued interest, will become due and payable in full on April 1, 2015.

The foregoing description is a summary of the Purchase Agreement, does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECO-STIM ENERGY SOLUTIONS, INC.

	By:	/s/ Jon Christopher Boswell
Jon Christopher Boswell
President and Chief Executive Officer

Date: October 28, 2014